EXHIBIT 99

Media contacts: Jan Mitchell (503) 464-6261
Dave Kvamme (503) 464-6272
Erin MacLellan (503) 464-6268

Investor contact:  Scott Hibbs (503) 731-2123


FOR IMMEDIATE RELEASE
November 15, 1995



PacifiCorp (NYSE, PPW) announced today that its wholly owned subsidiaries, PacifiCorp Holdings, Inc. and PacifiCorp Australia Holdings Pty Ltd., have agreed to purchase Powercor, an electric utility in southeast Australia, for approximately $1.6 billion.

Powercor is an electric distribution business serving 570,000 customers in suburban Melbourne and the western and central regions of the State of Victoria. PacifiCorp serves 1.3 million retail electric customers in seven western states through Pacific Power and Utah Power.

Powercor is one of five distribution companies being sold by the Government of the State of Victoria this year in the first stage of privatizing distribution and generation utilities.

"We are particularly pleased with the excellent growth opportunities offered in Powercor's service area," said Fred Buckman, President and Chief Executive Officer of PacifiCorp. Powercor has had the highest load growth,
3.1 percent annually since 1986, of the five electric distribution companies in the State of Victoria.

In addition, Buckman said the stable government in Australia figured prominently in the company's decision to pursue the opportunity offered by the privatization of utilities in the State of Victoria.

Noting that the purchase represents the company's first significant step in growing internationally, Buckman said, "The Powercor acquisition provides an excellent platform for PacifiCorp to explore other opportunities in Australia and elsewhere in Southeast Asia.

"We believe these opportunities have the potential for superior returns to our shareholders and significant benefits to our customers in the U. S.," Buckman said.

The structure of the electricity business in Victoria means that, in addition to being an electricity distributor, Powercor is also a power marketing and aggregation company. In the western United States, PacifiCorp is a recognized leader in buying and selling in the wholesale power market.

"Because the State of Victoria has already started offering customers choices of electricity suppliers, PacifiCorp will be able to bring experience in Victoria's competitive marketplace back to the United States, where restructuring of the electric utility industry is just getting underway," Buckman said.
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PacifiCorp announced the appointment of Daniel L. Spalding as Chairman of
Powercor. Spalding will continue as Senior Vice President of PacifiCorp and will have offices in Melbourne.

"Powercor shares the PacifiCorp commitment to providing high-quality energy services at competitive prices, recognizing that customers in the U.S. and Australia compete in a global economy," Spalding said from Melbourne.

"Customers will benefit through the cross-fertilization of ideas and people between PacifiCorp and Powercor," Spalding said, noting that he anticipated exchanges of personnel between the U. S. and Australia.

As the result of privatization, a fully-competitive wholesale power market is expected to develop in Victoria. PacifiCorp's recognized expertise in power marketing and aggregation and selling of unbundled power services will be of value to Powercor.

PacifiCorp was one of the first utilities in the U. S. to open its transmission system to access by others, and currently operates one of the nation's largest open-access transmission systems, stretching across the West and allowing market access to more than 50 other utilities.

PacifiCorp, with assets of $11.8 billion, reported earnings of $428 million on revenues of $3.5 billion in 1994. Powercor, with assets of $889 million, reported earnings of $49.9 million on revenues of $557.7 million in the year ending June 30, 1995.

The transaction will be initially financed with borrowing in the U. S. by PacifiCorp Holdings and borrowings in Australia by PacifiCorp Australia LLC, and an equity contribution from PacifiCorp. The purchase is expected to close in early December.

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